Exhibit 99.1

e.l.f. Beauty Announces First Quarter Fiscal 2025 Results
– Delivered 50% Net Sales Growth –

– e.l.f. Cosmetics Gained 260 Basis Points of Market Share –

– Raises Fiscal 2025 Outlook –
OAKLAND, California; August 8, 2024 — e.l.f. Beauty (NYSE: ELF) today announced results for the three months ended June 30, 2024.
“We are off to a strong start this fiscal year, delivering 50% net sales growth and 260 basis points of market share gains in Q1,” said Tarang Amin, e.l.f. Beauty’s Chairman and Chief Executive Officer. “This marked our 22nd consecutive quarter of both net sales growth and market share gains--putting e.l.f. Beauty in a rarified group of high growth consumer companies. We continue to make progress across color cosmetics, skin care and international and believe our unique areas of advantage will fuel our ability to win in fiscal 2025 and beyond.”
Three Months Ended June 30, 2024 Results
For the three months ended June 30, 2024, compared to the three months ended June 30, 2023:
•Net sales increased 50% to $324.5 million, primarily driven by strength in both retailer and e-commerce channels.
•Gross margin increased approximately 80 basis points to 71%, primarily driven by favorable foreign exchange impacts, lower transportation costs, price increases in our international markets, cost savings and mix, partially offset by inventory adjustments.
•Selling, general and administrative (“SG&A”) expenses increased $88.6 million to $180.6 million, or 56% of net sales. Adjusted SG&A (SG&A excluding the items identified in the reconciliation table below) increased $80.0 million to $164.4 million, or 51% of net sales. The increase in SG&A dollars was primarily due to an increase in marketing and digital spend, compensation and benefits, operations costs, retail fixturing and visual merchandising costs, professional fees, and depreciation and amortization.
•Net income was $47.6 million on a GAAP basis. Adjusted net income (net income excluding the items identified in the reconciliation table below) was $64.3 million.
•Diluted earnings per share were $0.81 on a GAAP basis. Adjusted diluted earnings per share (diluted earnings per share calculated with adjusted net income excluding the items identified in the reconciliation table below) were $1.10.
•Adjusted EBITDA (EBITDA excluding the items identified in the reconciliation table below) was $77.4 million, or 24% of net sales, up 4% year over year.
Liquidity
As of June 30, 2024, the Company had $109.0 million in cash and cash equivalents and $159.2 million of long-term debt and finance lease obligations, as compared to $142.5 million in cash and cash equivalents and $59.6 million of long-term debt and finance lease obligations as of June 30, 2023.

Updated Fiscal 2025 Outlook
The Company is providing the following updated outlook for fiscal 2025. The updated outlook for fiscal 2025 reflects an expected 25-27% year-over-year increase in net sales, as compared to an expected 20-22% increase previously.

	Updated Fiscal 2025 Outlook	Previous Fiscal 2025 Outlook
Net sales	$1,280-1,300 million	$1,230-1,250 million
Adjusted EBITDA	$297-301 million	$285-289 million
Adjusted effective tax rate	20-21%	20-21%
Adjusted net income	$198-201 million	$187-191 million
Adjusted diluted earnings per share	$3.36-3.41	$3.20-3.25
Fiscal year ending diluted shares outstanding	59 million	59 million
Webcast Details
The Company will hold a webcast to discuss the results from its first quarter fiscal 2025 today, August 8, 2024, at 4:30 p.m. Eastern Time. The webcast will be broadcast live at https://investor.elfbeauty.com/news-and-events/events-and-presentations. For those unable to listen to the live broadcast, an archived version will be available at the same location.

About e.l.f. Beauty
e.l.f. Beauty (NYSE: ELF) is fueled by a vision to be a different kind of company that disrupts norms, shapes culture and connects communities through positivity, inclusivity and accessibility. Our mission is to make the best of beauty accessible to every eye, lip, face and skin concern, through our brands e.l.f. Cosmetics, e.l.f. SKIN, Keys Soulcare, Well People and Naturium. We are committed to our superpowers of delivering premium-quality products at accessible prices with universal appeal that are clean, vegan, cruelty free and Fair Trade certified.
Learn more at https://www.elfbeauty.com/

Note Regarding non-GAAP Financial Measures

This press release includes references to non-GAAP measures, including adjusted EBITDA, adjusted SG&A, adjusted net income and adjusted diluted earnings per share. The Company presents these non-GAAP measures because its management uses them as supplemental measures in assessing its operating performance, and believes they are helpful to investors, securities analysts and other interested parties in evaluating the Company’s performance. The non-GAAP measures included in this press release are not measurements of financial performance under GAAP and they should not be considered as alternatives to or substitutes for measures of performance derived in accordance with GAAP. In addition, these non-GAAP measures should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. These non-GAAP measures have limitations as analytical tools, and you should not consider such measures either in isolation or as substitutes for analyzing the Company’s results as reported under GAAP. The Company’s definitions and calculations of these non-GAAP measures are not necessarily comparable to other similarly titled measures used by other companies due to different methods of calculation.
Adjusted EBITDA excludes expense or income related to stock-based compensation, impairment of equity investment, and other non-cash and non-recurring items. Such other non-cash or non-recurring items include amortization of internal-use software costs related to cloud applications, costs related to the acquisition of Naturium, and cloud computing ERP implementation costs.
Adjusted SG&A excludes expense related to stock-based compensation and other non-recurring items. Such other non-recurring items includes other non-recurring cloud computing ERP implementation costs and costs related to the acquisition of Naturium.
Adjusted effective tax rate is the tax rate when excluding the pre-tax impact of expense or income related to stock-based compensation, other non-cash and non-recurring items, impairment of equity investment, amortization of acquired intangible assets, as well as the related tax impact for these items, calculated utilizing the statutory rate for where the impact was incurred.

Adjusted net income excludes expense related to stock-based compensation, other non-recurring items, impairment of equity investment, amortization of acquired intangible assets and the tax impact of the foregoing adjustments. Such other non-recurring items include other non-recurring cloud computing ERP implementation costs and costs related to the acquisition of Naturium.
With respect to the Company’s expectations under “Updated Fiscal 2025 Outlook” above, the Company is not able to provide a quantitative reconciliation of the adjusted EBITDA, adjusted net income and adjusted diluted earnings per share guidance non-GAAP measures to the corresponding net income and diluted earnings per share GAAP measures without unreasonable efforts. The Company cannot provide meaningful estimates of the non-recurring charges and credits excluded from these non-GAAP measures due to the forward-looking nature of these estimates and their inherent variability and uncertainty. For the same reasons, the Company is unable to address the probable significance of the unavailable information.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including those statements relating to the Company's outlook for fiscal 2025 under “Updated Fiscal 2025 Outlook” above and those statements that we believe our unique areas of advantage will fuel our ability to win in fiscal 2025 and beyond. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, actual results and the timing of selected events may differ materially from those expectations. Factors that could cause actual results to differ materially from those in the forward looking statements include, among other things, the risks and uncertainties that are described in the Company's most recent Annual Report on Form 10-K, as updated from time to time in the Company's SEC filings, as well as the Company’s ability to effectively compete with other beauty companies; the Company’s ability to successfully introduce new products; the Company’s ability to attract new retail customers and/or expand business with its existing retail customers; the Company’s ability to optimize shelf space at its key retail customers; the loss of any of the Company’s key retail customers or if the general business performance of its key retail customers declines; and the Company’s ability to effectively manage its SG&A and other expenses. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements. These forward-looking statements speak only as of the date hereof. Except as required by law, the Company assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

Investors:	Media:
KC Katten	Melinda Fried
VP, Corporate Development & Investor Relations, e.l.f. Beauty kkatten@elfbeauty.com	Head of Corporate Communications, e.l.f. Beauty mfried@elfbeauty.com

e.l.f. Beauty, Inc. and subsidiaries
Condensed consolidated statements of operations
(unaudited)
(in thousands, except share and per share data)

	Three months ended June 30,
	2024	2023
Net sales	$324,477	$216,339
Cost of sales	93,194	63,767
Gross profit	231,283	152,572
Selling, general and administrative expenses	180,575	91,939
Operating income	50,708	60,633
Other income, net	187	399
Impairment of equity investment	—	(1,720)
Interest (expense) income, net	(3,665)	341
Income before provision for income taxes	47,230	59,653
Income tax benefit (provision)	325	(6,676)
Net income	$47,555	$52,977

Net income per share:
Basic	$0.85	$0.98
Diluted	$0.81	$0.93
Weighted average shares outstanding:
Basic	55,973,914	53,938,136
Diluted	58,551,423	57,175,870

e.l.f. Beauty, Inc. and subsidiaries
Condensed consolidated balance sheets
(unaudited)
(in thousands, except share and per share data)

	June 30, 2024	March 31, 2024	June 30, 2023
Assets
Current assets:
Cash and cash equivalents	$109,034	$108,183	$142,549
Accounts receivable, net	155,701	123,797	90,531
Inventory, net	199,563	191,489	98,053
Prepaid expenses and other current assets	66,162	53,608	39,276
Total current assets	530,460	477,077	370,409
Property and equipment, net	14,040	13,974	7,581
Intangible assets, net	220,745	225,094	76,013
Goodwill	340,600	340,600	171,620
Other assets	98,987	72,502	32,258
Total assets	$1,204,832	$1,129,247	$657,881

Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt and capital lease obligations	$102,938	$100,307	$5,431
Accounts payable	79,989	81,075	53,237
Accrued expenses and other current liabilities	116,878	117,733	51,037
Total current liabilities	299,805	299,115	109,705
Long-term debt and finance lease obligations	159,234	161,819	59,612
Deferred tax liabilities	7,910	3,666	5,855
Long-term operating lease obligations	33,637	21,459	10,137
Other long-term liabilities	656	616	870
Total liabilities	501,242	486,675	186,179

Stockholders' equity:
Common stock, par value of $0.01 per share; 250,000,000 shares authorized as of June 30, 2024, March 31, 2024 and June 30, 2023; 56,387,461, 55,583,660 and 54,417,579 shares issued and outstanding as of June 30, 2024, March 31, 2024 and June 30, 2023, respectively	563	555	543
Additional paid-in capital	949,817	936,403	840,181
Accumulated other comprehensive loss	(9)	(50)	—
Accumulated deficit	(246,781)	(294,336)	(369,022)
Total stockholders' equity	703,590	642,572	471,702
Total liabilities and stockholders' equity	$1,204,832	$1,129,247	$657,881

e.l.f. Beauty, Inc. and subsidiaries
Condensed consolidated statements of cash flows
(unaudited)
(in thousands)

	Three months ended June 30,
	2024	2023
Cash flows from operating activities:
Net income	$47,555	$52,977
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and non-cash lease expense	11,134	5,637
Stock-based compensation expense	12,964	7,200
Amortization of debt issuance costs and discount on debt	138	75
Deferred income taxes	5,108	2,113
Impairment of equity investment	—	1,720
Other, net	(127)	71
Changes in operating assets and liabilities:
Accounts receivable	(31,815)	(22,615)
Inventory	(8,074)	(16,729)
Prepaid expenses and other assets	(30,500)	(8,094)
Accounts payable and accrued expenses	(3,107)	2,014
Other liabilities	(1,995)	(1,015)
Net cash provided by operating activities	1,281	23,354

Cash flows from investing activities:
Purchase of property and equipment	(786)	(616)
Other, net	(93)	—
Net cash used in investing activities	(879)	(616)

Cash flows from financing activities:
Repayment of long-term debt	—	(1,250)
Cash received from issuance of common stock	464	485
Other, net	(56)	(202)
Net cash provided by (used in) financing activities	408	(967)

Effect of exchange rate changes on cash and cash equivalents	41	—

Net increase in cash and cash equivalents	851	21,771
Cash and cash equivalents - beginning of period	108,183	120,778
Cash and cash equivalents - end of period	$109,034	$142,549

e.l.f. Beauty, Inc. and subsidiaries
Reconciliation of GAAP net income to non-GAAP adjusted EBITDA
(unaudited)
(in thousands)

	Three months ended June 30,
	2024	2023
Net income	$47,555	$52,977
Interest expense (income), net	3,665	(341)
Income tax (benefit) provision	(325)	6,676
Depreciation and amortization	9,058	4,587
EBITDA	$59,953	$63,899
Stock-based compensation	12,964	7,200
Impairment of equity investment (a)	—	1,720
Other non-cash and non-recurring items (b)	4,517	1,481
Adjusted EBITDA	$77,434	$74,300

(a) Represents an impairment of equity investment recorded during the three months ended June 30, 2023.
(b) Represents other non-cash or non-recurring items, which include amortization of internal-use software costs related to cloud applications, costs related to the acquisition of Naturium, and cloud computing ERP implementation costs.

e.l.f. Beauty, Inc. and subsidiaries
Reconciliation of GAAP SG&A to non-GAAP adjusted SG&A
(unaudited)
(in thousands)

	Three months ended June 30,
	2024	2023
Selling, general and administrative expenses	$180,575	$91,939
Stock-based compensation	(12,958)	(7,223)
Other non-recurring items (a)	(3,204)	(352)
Adjusted selling, general and administrative expenses	$164,413	$84,364

(a) Represents other non-recurring cloud computing ERP implementation costs and costs related to the acquisition of
Naturium.

e.l.f. Beauty, Inc. and subsidiaries
Reconciliation of GAAP net income to non-GAAP adjusted net income
(unaudited)
(in thousands, except share and per share data)

	Three months ended June 30,
	2024	2023
Net income	$47,555	$52,977
Stock-based compensation	12,964	7,200
Other non-recurring items (a)	3,204	352
Impairment of equity investment (b)	—	1,720
Amortization of acquired intangible assets (c)	4,349	2,028
Tax Impact (d)	(3,754)	(1,396)
Adjusted net income	$64,318	$62,881

Weighted average number of shares outstanding – diluted	58,551,423	57,175,870
Adjusted diluted earnings per share	$1.10	$1.10

(a) Represents other non-recurring cloud computing ERP implementation costs and costs related to the acquisition of
Naturium.
(b) Represents an impairment of equity investment recorded during the three months ended June 30, 2023.
(c) Represents amortization expense of acquired intangible assets consisting of customer relationships and trademarks.
(d) Represents the tax impact of the above adjustments.